EXHIBIT 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

AMERICAN STRATEGIC INVESTMENT CO.

(Name of Subject Company (Issuer))

BELLEVUE CAPITAL PARTNERS, LLC

(Names of Filing Persons (Offerors))

Table 1 – Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$3,587,500.00	0.00011020	$395.34
Fees Previously Paid	$0		$0
Total Transaction Valuation	$3,587,500.00
Total Fees Due for Filing			$395.34
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$395.34

*	Estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase 350,000 shares of Class A common stock, par value $0.01 per share, of American Strategic Investment Co. at a purchase price equal to $10.25 per share in cash.
**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Advisory No. 1 for fiscal year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.